Exhibit 10.1

SIXTH AMENDMENT

TO THE

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

This Sixth Amendment to the Entravision Communications Corporation 2004 Equity Incentive Plan (“Amendment”) is made effective as of May 27, 2021 (the “Effective Date”) by Entravision Communications Corporation, a Delaware corporation (the “Company”).  All capitalized terms not defined in this Amendment shall be defined as set forth in the Plan.

WHEREAS, the Company maintains the Entravision Communications Corporation 2004 Equity Incentive Plan, as amended (the “Plan”).

WHEREAS, the Plan was originally adopted in 2004 with a reserve of 10,000,000 shares of Class A common stock of the Company (“Shares”), plus any Shares that subsequently became available for new grants under the terms of the Company’s 2000 Omnibus Equity Incentive Plan.

WHEREAS, the Board of Directors desires to increase the share reserve under the Plan by 8,000,000 Shares (which Shares may also be granted as Incentive Stock Options) to meet the Company’s equity award needs for the next five to eight years.

WHEREAS, the Plan currently has an expiration date of May 29, 2024.

WHEREAS, the Board of Directors would like to extend the term of the Plan from May 29, 2024 to May 27, 2031, subject to stockholder approval.

WHEREAS, the Board of Directors of the Company has recommended that these Amendments be submitted to the stockholders of the Company for approval at the Company’s 2021 annual meeting of stockholders to be held on May 27, 2021.

1.NOW THEREFORE BE IT RESOLVED, that effective as of the Effective Date, the Plan is hereby amended as follows:

(a)The following sentences are added to the end of Section 1(b):

“An extension of the Plan was approved by the Board, subject to stockholder approval at the Company’s 2021 annual meeting of stockholders, to be held on May 27, 2021.”

(b)Section 14(a) is amended and restated in its entirety to read as follows:

“Unless earlier terminated by the Board or the Committee pursuant to Section 14(b), this Plan will terminate on May 27, 2031.”

(c)Section 6(a) is amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 16, an aggregate of 18,000,000 Shares, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares delivered in payment or settlement of Awards. Notwithstanding the foregoing, the Company may issue only 18,000,000 Shares upon the exercise of Incentive Stock Options.”

2.All Other Provisions of the Plan Remain the Same.  Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the Plan shall remain unchanged and in full force and effect as provided for in the Plan.

To record the adoption of this Amendment by the Board of Directors of the Company effective as of the Effective Date, the Company has caused its authorized officer to execute the same.

ENTRAVISION COMMUNICATIONS CORPORATION

By:/s/ Walter F. Ulloa_______________________________________

Name:Walter F. Ulloa

Title:Chairman and Chief Executive Officer

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